UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: AmTrust Financial Services, Inc. Common Stock, $0.01 par value per share.
(2)

Aggregate number of securities to which transaction applies:

93,869,872 shares of Common Stock (including shares subject to restricted stock units, performance share units and shares of restricted Common Stock) and 746,894 shares of Common Stock issuable pursuant to the exercise of outstanding options with exercise prices below $14.75 per share.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (1) 93,869,872 shares of Common Stock (including shares subject to restricted stock units, performance share units and shares of restricted Common Stock) multiplied by $14.75 per share (excluding shares of Common Stock (i) held by Merger Sub or Parent, (ii) held by the Company in treasury or (iii) held by any wholly owned subsidiary of the Company); and (2) stock options to purchase 746,894 shares of Common Stock with an exercise price per share below $14.75 multiplied by $7.45 per share (the difference between $14.75 and the weighted average exercise price of $7.30 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by ..0001245.

	(4)	Proposed maximum aggregate value of transaction: $1,390,141,958
	(5)	Total fee paid: $173,073*
* Includes $156,408 previously paid on April 9, 2018 on Schedule 14A and $16,665 paid concurrently on Amendment No. 2 to Schedule 13E-3.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $156,408
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A
	(3)	Filing Party: AmTrust Financial Services, Inc.
	(4)	Date Filed: April 9, 2018

Vote FOR $14.75 Per Share Cash Merger Proposal

Amended Merger Agreement Increases Purchase Price by $1.25, or 9.3%, Per Share

Transaction Maximizes Value for AmTrust’s Public Stockholders with Immediate,

Certain, 45% Premium to the Company’s Unaffected Closing Stock Price

Time is Short. June 21, 2018 Special Meeting Fast Approaching

Vote the Enclosed WHITE Proxy Today

June 11, 2018

Dear Stockholder,

On June 7, 2018, AmTrust announced that it had entered into an amended merger agreement with Evergreen Parent, L.P., an entity formed by the Karfunkel-Zyskind Family and private equity funds managed by Stone Point Capital LLC (“Stone Point”). Under the terms of the amended agreement, Evergreen will acquire the approximately 45% of the Company’s shares of common stock that the Karfunkel-Zyskind Family and certain of its affiliates and related parties do not already own or control for $14.75 per share in cash, subject to regulatory approval and other closing conditions.

The amended merger agreement represents an increase of $1.25 per share, or 9.3%, in cash consideration to AmTrust public stockholders, over the previously agreed upon $13.50 per share, and a 45% premium to the Company’s unaffected closing stock price on January 9, 2018.

This increase in value follows significant engagement with public stockholders. In conjunction with the amended merger agreement, AmTrust and Evergreen Parent have entered into a settlement and support agreement with affiliates of Carl C. Icahn (the “Icahn Group”) pursuant to which the Icahn Group has agreed to support the transaction. Mr. Icahn stated that he was “pleased to reach a settlement that is in the best interest of all stockholders. By raising the merger price to $14.75, over $100 million of incremental value has been created for public stockholders.”

The Special Committee of AmTrust’s Board of Directors believes that the immediate, certain, premium value provided in this agreement is in the best interest of public stockholders, particularly given the significant risks and uncertainties facing AmTrust’s business. Indeed, independent industry analysts agree that the value of AmTrust’s shares is likely to decline if this transaction does not close.

Time is Short — Vote FOR the Merger Today

The Special Meeting to approve the amended agreement will be reconvened on Thursday, June 21, 2018. Stockholders of record as of April 5, 2018 will be entitled to vote at Special Meeting.

Stockholders that previously voted “FOR” the merger agreement proposal do not need to vote again unless they wish to change their vote. Stockholders that previously voted against or abstained on the merger proposal or that did not vote by proxy are strongly recommended to vote “FOR” the merger agreement proposal and the certain value of $14.75 in cash.

To ensure you receive the certain, premium cash value this transaction provides and avoid the underperformance and ongoing business risks facing the Company, we strongly urge AmTrust’s public stockholders to vote “FOR” the merger agreement.

Sincerely,

The Special Committee of the AmTrust Board of Directors

If you have any questions or need assistance in completing the proxy card, please contact our proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

Call Toll-Free (800) 322-2885

Email: Amtrust@mackenziepartners.com

Additional Information and Where to Find It

In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction, including any supplemental disclosure relating to the merger agreement amendment. This letter is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company or MacKenzie Partners, Inc., the Company’s proxy solicitor.

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

Call Toll-Free (800) 322-2885

Email: AmTrust@mackenziepartners.com

Participants in the Solicitation

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as amended on Form 10-K/A filed with the SEC on April 23, 2018. A more complete description is available in the proxy statement on Schedule 14A filed with the SEC on May 4, 2018. You may obtain free copies of these documents as described in the preceding paragraph.

59 Maiden Lane, 43rd Floor

New York, NY 10038

SECOND SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2018

This second supplement (this “Second Supplement”) supplements the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”), filed by AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on May 4, 2018, as amended and supplemented by that certain supplement to the Definitive Proxy Statement, filed by the Company with the SEC on May 24, 2018 (the “First Supplement”), in connection with a special meeting of the stockholders of the Company. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2018 (the “Merger Agreement”), as amended by that certain amendment (the “Amendment”) to the Merger Agreement, dated as of June 6, 2018 (as amended, the “Amended Merger Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Amended Merger Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement. The Definitive Proxy Statement and First Supplement were first mailed to the stockholders of the Company on May 4, 2018 and May 24, 2018, respectively.

This Second Supplement updates the Definitive Proxy Statement, as amended by the First Supplement, to reflect certain developments that occurred after May 24, 2018, the date of the First Supplement. In particular, this Second Supplement (i) describes the Company’s previously announced adjournment of the special meeting, (ii) the terms of the Amendment, including the increase in the merger consideration to $14.75 per share from $13.50 per share, and (iii) the entry into that certain Settlement and Support Agreement, dated June 6, 2018 (the “Support Agreement”), by and among Parent, the Company and certain affiliates of Carl C. Icahn (collectively, the “Icahn Group”).

The information contained in this Second Supplement speaks only as of June 11, 2018, unless the information specifically indicates that another date applies.

After careful consideration, the Special Committee unanimously determined that the transactions contemplated by the Amended Merger Agreement, including the merger, are fair to, and in the best interests of, the Company and Unaffiliated Stockholders (as defined in the Definitive Proxy Statement), and unanimously recommended that the Board of Directors of the Company (the “Board”) approve and declare advisable the Amended Merger Agreement, and the transactions contemplated thereby, including the merger, and that the Company’s common stockholders vote FOR the adoption of the Amended Merger Agreement, as may be further amended in accordance with its terms. Based in part on that recommendation, and after careful consideration, the Board unanimously determined that the Amended Merger Agreement and the other transactions contemplated thereby, including the merger, are fair, advisable and in the best interests of the Company and the Unaffiliated Stockholders (as defined in the Definitive Proxy Statement). The Board unanimously recommends that you vote

i

“FOR” the adoption of the Amended Merger Agreement and “FOR” the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Amended Merger Agreement.

Stockholders that previously voted “FOR” the proposal to adopt the Merger Agreement do not need to vote again unless they wish to change their vote. Stockholders that previously voted against or abstained on the proposal to adopt the Merger Agreement or that did not vote by proxy are strongly recommended to vote “FOR” the proposal to adopt the Amended Merger Agreement and the certain value of $14.75 per share in cash, without interest. A proxy card is included with this Second Supplement.

The date of this Second Supplement to the Definitive Proxy Statement is June 11, 2018.

ADJOURNMENT OF SPECIAL MEETING

On June 4, 2018, the Company adjourned the special meeting originally scheduled for June 4, 2018 to June 21, 2018. The adjournment was based in part on the determination of the Company’s proxy solicitor that the Company appeared to have obtained sufficient proxies to satisfy Section 251 of the DGCL, but had not obtained proxies from the holders of at least a majority of the outstanding shares of common stock of the Company owned by Public Stockholders (as defined in the Definitive Proxy Statement).

The reconvened special meeting on June 21, 2018 at 10:00 a.m. (Eastern time) will be held at 59 Maiden Lane, 43rd Floor, New York, NY 10038. The record date for stockholders entitled to vote at the special meeting remains April 5, 2018 and no changes have been made to the proposals to be voted on by stockholders at the special meeting.

AMENDMENT TO THE MERGER AGREEMENT

On June 6, 2018, the Company, Parent and Merger Sub entered into the Amendment. The Amendment provides for, among other things, (i) an increase in the per share merger consideration to be paid to the Company’s stockholders to $14.75 per share in cash, without interest, from $13.50 per share in cash, without interest, (ii) an additional condition on Parent and Merger Sub’s obligation to effect the merger, which provides that holders of no more than 5% of the shares of common stock that are issued and outstanding immediately prior to the effective time of the merger, in the aggregate, shall have demanded, and not withdrawn, appraisal rights under Section 262 of the DGCL (the “Appraisal Condition”), and (iii) a termination right in favor of Parent if, at the time of such termination, holders of more than 5% of the shares of common stock have demanded, and not withdrawn, appraisal rights under Section 262 of the DGCL. In addition, pursuant to the Amendment, the Company has agreed to increase the cap on reimbursement of expenses of Parent, Merger Sub, K-Z Evergreen, LLC and their respective affiliates with respect to certain termination events to $10,000,000 from $5,000,000. The Amendment further provides that the net proceeds contemplated by the equity commitment letters of Trident Pine and K-Z LLC and the available cash resources of the Company are sufficient to pay the aggregate merger consideration, pay all fees and expenses in connection with the merger and the equity financing, and satisfy all of the other payment obligations of Parent and the Company contemplated by the Amended Merger Agreement.

The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Annex A, which is incorporated herein by this reference.

SETTLEMENT AND SUPPORT AGREEMENT

In connection with the Amendment, on June 6, 2018, the Company, Parent and the Icahn Group entered into the Support Agreement, which provides for, among other things, (i) mutual releases by the Icahn Group, on behalf of itself and its related parties, on the one hand, and each of the Company and Parent, on behalf of itself and its related parties, on the other hand, with respect to claims relating to (a) the merger, and (b) the Company or its affairs on or before the execution of the Amendment, including with respect to the previously disclosed litigation filed by Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership in the Delaware Court of Chancery and styled Icahn Partners LP, et al. v. Barry D. Zyskind, et al., C.A. No. 2018-0358-AGB (the “Icahn Litigation”), (ii) an agreement by the Icahn Group to exercise their commercially reasonable efforts to cause the court to dismiss the Icahn Litigation, (iii) an agreement by the Icahn Group to withdraw all claims for, and not to seek, appraisal of their shares of common stock under Section 262 of the DGCL, and (iv) mutual covenants not to sue.

In addition, pursuant the terms of the Support Agreement, from and after June 6, 2018, each member of the Icahn Group has agreed to (i) immediately cease any and all solicitation efforts against the proposal to adopt the

Amended Merger Agreement and against the proposal to adjourn the special meeting from time to time, and (ii) except for certain exceptions set forth in the Support Agreement, not deliver or otherwise use any proxies that may have been received by any member of the Icahn Group or its representatives with respect to the special meeting or at any other meeting of the holders of common stock called to consider the adoption of the Amended Merger Agreement and the merger, and at every adjournment or postponement thereof.

Pursuant to the terms of the Support Agreement, until the earlier to occur of (i) August 31, 2018 and (ii) the date on which the Required Stockholder Vote (as defined in the Merger Agreement) is obtained, each member of the Icahn Group has agreed not to transfer, either directly or indirectly, the shares of common stock it owns, subject to certain exceptions.

Pursuant to the Support Agreement, on June 7, 2018, members of the Icahn Group (i) filed a Notice of Voluntary Dismissal with Prejudice in The Court of Chancery of the State of Delaware, and (ii) commenced the process to cause to be withdrawn the notices to demand appraisal with respect to their shares of common stock.

The foregoing description of the Support Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Support Agreement, which was previously filed as Exhibit 10.1 to Company’s Current Report on Form 8-K, dated June 7, 2018, which is incorporated herein by this reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Second Supplement may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward- looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this Second Supplement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Amended Merger Agreement;

•	the outcome of any legal proceedings that has been or may be instituted against the Company or others relating to the Amended Merger Agreement;

•	the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Company stockholders (including the affirmative vote of the (i) holders of at least a majority of all outstanding shares of common stock of the Company and (ii) holders of at least a majority of all outstanding shares of common stock of the Company held by the Public Stockholders);

•	the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required consents of governmental or regulatory agencies or third parties in connection with the merger;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the failure of the merger to close for any other reason;

•	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

•	the fact that directors and officers of the Company have interests in the merger that are different from, or in addition to, the interests of the stockholders of the Company generally in recommending that such stockholders vote to approve the Amended Merger Agreement;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filing on Forms 10-Q and 10-K. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. In connection with the proposed merger transaction, on May 4, 2018, the Company filed with the SEC the Definitive Proxy Statement, which was mailed to stockholders on or about May 4, 2018. This Second Supplement is not a substitute for the Definitive Proxy Statement or any other document that the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. Those filings are available to the public from the SEC’s website at http://www.sec.gov., or by contacting the investor relations department of the Company or MacKenzie Partners, Inc., the Company’s proxy solicitor. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at https://amtrustfinancial.com. The information contained on or accessible through our website is not part of the Definitive Proxy Statement, the First Supplement, or this Second Supplement, other than the documents that we file with the SEC that are incorporated by reference into the Definitive Proxy Statement, the First Supplement or this Second Supplement.

Because the merger is a “going-private” transaction, the Parent, the Company, Merger Sub, and the other Filing Persons named therein have filed with the SEC a Transaction Statement on Schedule 13E-3, which with any amendments thereto is referred as the “Schedule 13E-3”, with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into the Definitive Proxy Statement, the First Supplement and this Second Supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of the Definitive Proxy Statement, the First Supplement and this Second Supplement and, with respect to the Definitive Proxy Statement, the First Supplement and this Second Supplement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into the Definitive Proxy Statement, the First Supplement and this Second Supplement. We incorporate by reference, with respect to the Definitive Proxy Statement, the First Supplement and this Second Supplement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Definitive Proxy Statement and prior to the date of the special meeting.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Definitive Proxy Statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in the Definitive Proxy Statement, the First Supplement and this Second Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Second Supplement is dated June 11, 2018. You should not assume that the information contained in the Definitive Proxy Statement, the First Supplement and this Second Supplement is accurate as of any date other than that date, and the mailing of the Definitive Proxy Statement, the First Supplement and this Second Supplement to stockholders did not create any implication to the contrary.

SUPPLEMENTAL DISCLOSURES

The information contained in this Second Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Second Supplement differs from or updates information contained in the Definitive Proxy Statement or the First Supplement, the information in this Second Supplement shall supersede or supplement the information in the Definitive Proxy Statement and the First Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.

QUESTIONS AND ANSWERS RELATED TO THE SPECIAL MEETING

AND AMENDED MERGER AGREEMENT

The following questions and answers briefly address questions you may have regarding the special meeting on June 21, 2018 starting at 10:00 a.m., Eastern time, at 59 Maiden Lane, 43rd Floor, New York, New York 10038 and questions you may have in connection with the Company’s entry into the Amended Merger Agreement.

Q:	Why are you sending me this supplement to the May 4, 2018 proxy statement?

A:	We are sending you this Second Supplement because, on June 6, 2018, the Company entered into the Amendment. This Second Supplement provides information on the merger and updates the Definitive Proxy Statement, as amended by the First Supplement, each of which was previously mailed to you.

Q:	What are the Company’s reasons for amending the Merger Agreement?

A:	On June 3, 2018, based on a preliminary assessment of proxies received by MacKenzie Partners, Inc., the Company’s proxy solicitor, it appeared that sufficient proxies to adopt the Merger Agreement under Section 251 of the DGCL had been obtained but that proxies from at least a majority of the Public Stockholders had not been obtained. In response, on June 4, 2018, the Company adjourned the special meeting to June 21, 2018. Subsequently, following significant engagement with the Company’s stockholders, Stone Point and the Karfunkel-Zyskind Family offered an increase in the merger consideration to $14.75 per share in cash, without interest, from $13.50 per share in cash, without interest.

Q:	What will I now receive in the Merger?

A:	If the merger is completed, you hold your shares through the effective time of the merger and you do not exercise your appraisal rights, or withdraw, fail to perfect or otherwise lose your appraisal rights under Delaware law (as explained in the “Dissenters’ Rights to Appraisal” section of the Definitive Proxy Statement on page 132), you will be entitled to receive the merger consideration of $14.75 per share in cash, without interest and less any applicable withholding taxes, for each share of common stock of the Company that you own. You will not be entitled to retain or receive shares in the surviving corporation.

Q:	What are the significant amendments to the merger agreement?

A:	The Merger Agreement was amended to, among other things, (i) increase the per share merger consideration to be paid to the Company’s stockholders to $14.75 per share in cash, without interest, from $13.50 per share in cash, without interest, (ii) include the Appraisal Condition, and (iii) include a termination right in favor of Parent if at the time of such termination, holders of more than 5% of the shares of common stock have demanded, and not withdrawn, appraisal rights under Section 262 of the DGCL. In addition, pursuant to the Amendment, the Company has agreed to increase the cap on reimbursement of expenses of Parent, Merger Sub, K-Z Evergreen, LLC and their respective affiliates with respect to certain termination events to $10,000,000 from $5,000,000.

Q:	Does our Board of Directors still support the merger?

A:	Yes. The Board of Directors, based in part on the unanimous recommendation of the Special Committee, unanimously recommends that you vote:

•	“FOR” the adoption of the Amended Merger Agreement; and

•	“FOR” the proposal regarding adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Amended Merger Agreement.

A:	You will be asked to vote on the following proposals:

•	to adopt the Amended Merger Agreement;

•	to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Amended Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 35 of the Definitive Proxy Statement, as well as Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page S-7 of this Second Supplement for a discussion of the factors that the Special Committee and the Board of Directors considered in deciding to recommend and/or approve, as applicable, the Amended Merger Agreement.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will take place on June 21, 2018, starting at 10:00 a.m., Eastern time, at 59 Maiden Lane, 43rd Floor, New York, New York 10038.

Q:	Who can vote at the special meeting?

A:	The record date for determining who is entitled to vote at the special meeting has not changed. We have set the close of business on April 5, 2018 for determining those stockholders of record who are entitled to notice of, and to vote at, the special meeting.

Q:	What is the required vote to approve the Amended Merger Agreement?

A:	The consummation of the merger is conditioned upon the approval of a resolution to adopt the Amended Merger Agreement by the affirmative vote of (i) the holders of at least a majority of all outstanding shares of common stock of the Company and (ii) the holders of at least a majority of the outstanding shares of common stock of the Company owned by the Public Stockholders, in each case, in favor of the adoption of the Amended Merger Agreement. Pursuant to our by-laws, shares of common stock of the Company are entitled to one vote per share. The approval of the proposal to adopt the Amended Merger Agreement is a condition to the parties’ obligations to consummate the merger. Under the Rollover Agreement, the rollover stockholders, as holders of approximately 55% of the outstanding shares of common stock of the Company, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all such shares that they own in favor of adoption of the Amended Merger Agreement and the presence of such shares assures a quorum at the special meeting. If you fail to vote on the proposal related to the adoption of the Amended Merger Agreement, the effect will be the same as a vote against the adoption of the Amended Merger Agreement.

Each of the directors and executive officers of the Company has informed the Company that, as of the date of this Second Supplement, he or she intends to vote in favor of the adoption of the Amended Merger Agreement.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read and consider the information contained in this Second Supplement, including the annexes, and the Definitive Proxy Statement, as amended and supplemented by the First Supplement. If you have already delivered a properly executed proxy, you will be considered to have voted on the Amended Merger Agreement, and you do not need to do anything unless you wish to change your vote.

Stockholders that previously voted “FOR” the proposal to adopt the Merger Agreement do not need to vote again unless they wish to change their vote. Stockholders that previously voted against or abstained on the proposal to adopt the Merger Agreement or that did not vote by proxy are strongly recommended to vote “FOR” the proposal to adopt the Amended Merger Agreement proposal and the certain value of $14.75 per share in cash, without interest.

Q:	Can I revoke my proxy and voting instructions?

A:	Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, by submitting a new proxy by mail, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of common stock of the Company in “street name” and you have instructed a broker, bank or other nominee to vote your shares of common stock of the Company, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What do I do if I have not voted yet?

A:	We urge you to read the information contained in this Second Supplement, including the annexes, and the Definitive Proxy Statement, as amended and supplemented by the First Supplement, as well as the related amendment to Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares of common stock of the Company in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares of common stock. Without those instructions, your shares of common stock of the Company will not be voted, which will have the same effect as voting against adoption of the Amended Merger Agreement.

Q:	Whom can I call with questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your common stock or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

MacKenzie Partners, Inc.

1407 Broadway—27th Floor

New York, New York 10018

Toll Free: 1-(800) 322-2885

Email: proxy@mackenziepartners.com

If your broker, bank or other nominee holds your common stock, you can also call your broker, bank or other nominee for additional information.

UPDATE TO BACKGROUND OF THE MERGER

The following information supplements the existing disclosures contained under the heading “Special Factors—Background of the Merger” beginning on page 21 of the Definitive Proxy Statement.

On April 9, 2018, the Company filed its preliminary proxy statement with the SEC. After receiving comments from the staff of the SEC, the Company amended its proxy statement in response to such comments, and on May 4, 2018, the Company filed the Definitive Proxy Statement.

As previously disclosed in the First Supplement, following the filing of the Definitive Proxy Statement, from May 9, 2018 through May 21, 2018, purported stockholders of the Company filed putative class action lawsuits against the Company and members of the Board under the following captions, (i) Bartholomew v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04178 (S.D.N.Y.), (ii) Myhre v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04175 (S.D.N.Y.), (iii) Shust v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-01129 (N.D. Ohio), (iv) Raul v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04440 (S.D.N.Y.), and (v) Rabinowitz v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04484 (S.D.N.Y.). The complaints generally alleged that the defendants violated Sections 14(a) and 20(a) of the Exchange Act because the preliminary proxy statement or Definitive Proxy Statement, as applicable, allegedly omitted material information with respect to the merger, thus rendering the applicable proxy statement false and misleading. The complaints sought, among other things, injunctive relief preventing the consummation of the merger and costs of the applicable action, including reasonable allowance for plaintiff attorneys’ and experts’ fees.

On May 17, 2018, Carl Icahn contacted Mr. Zyskind and informed Mr. Zyskind that he and his affiliates (the “Icahn 13D Parties”) had acquired approximately 9.4% of the outstanding common stock of the Company and intended on soliciting proxies against the proposal to adopt the Merger Agreement. Later that day, representatives of Paul, Weiss spoke with Mr. Icahn and one of his associates and discussed Mr. Icahn’s opposition to the transaction. The parties subsequently arranged for Mr. Icahn to meet with Mr. Zyskind and Mr. Karfunkel on May 22, 2018.

On May 17, 2018, the Icahn 13D Parties filed a Schedule 13D reflecting their aggregate ownership of approximately 9.4% ownership stake in the Company. The filing disclosed that the Icahn 13D Parties acquired their positions in the belief that the shares were undervalued. In addition, on May 17, 2018, certain affiliates of Mr. Icahn delivered a demand, pursuant to Section 220 of the DGCL, to the Company requesting access to certain stocklist materials of the Company.

Earlier that day, Mr. Icahn delivered an open letter to the Board, which stated that he opposed the merger and intended to solicit proxies against the transaction. The letter also requested that the Company move the record date such that shares held by the Icahn 13D Parties would be able to vote on the merger. In addition, on May 17, 2018, the Icahn 13D Parties filed a preliminary proxy statement on Schedule 14A, urging the Company’s stockholders to vote against the Merger Agreement proposal at the special meeting.

On May 21, 2018, certain affiliates of Mr. Icahn filed a complaint against the Company and certain of its directors in the Delaware Court of Chancery, captioned Icahn Partners LP, et al. v. Zyskind, et al., Case No. 2018-0358 (Del. Ch.). The complaint alleged that the defendants violated their fiduciary duties to the Company and sought, among other things, a declaration that the merger was not entirely fair and an order rescinding the merger or granting an award of rescissory damages, interest and expenses, including reasonable allowance for attorneys’ fees and costs, but did not seek to enjoin the merger.

In the afternoon on May 22, 2018, Mr. Zyskind and Mr. Karfunkel, along with representatives of BofA Merrill Lynch and the Company’s proxy solicitor, met with Mr. Icahn and his associates to discuss the transaction. Mr. Zyskind and Mr. Karfunkel informed Mr. Icahn that they believed that $13.50 per share was a fair price, particularly given the current issues faced by the Company and summarized in the section of the Definitive Proxy Statement titled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger,” and that they were not prepared to increase the merger consideration at such time.

Also on May 22, 2018, the Company delivered an investor presentation to Institutional Shareholder Services (“ISS”), which provided in part that the merger was the result of a robust process and removed significant business risks and uncertainties. The presentation was also filed as an exhibit to Schedule 14A.

On May 23, 2018, the Icahn 13D Parties filed an amendment to their preliminary proxy statement and also delivered an investor presentation to ISS, asking ISS to recommend that stockholders vote against the proposal to adopt the Merger Agreement. In response, on May 24, 2018, the Company delivered a supplemental presentation to Glass Lewis & Co. (“Glass Lewis”) and ISS disputing some of the Icahn 13D Parties’ claims. The next day, the Company issued a press release announcing the recommendation by Glass Lewis that the Company stockholders vote in favor of the proposal to adopt the Merger Agreement at the special meeting of stockholders.

On May 24, 2018, the Company filed the First Supplement to voluntarily make supplemental disclosures related to the merger in response to certain of the allegations raised in the complaints described above. Nothing in the First Supplement should be deemed an admission of the legal necessity or materiality of the disclosures set forth therein. The Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required.

On May 25, 2018, ISS’s report was released, which recommended that stockholders vote against the proposal to adopt the Merger Agreement at the special meeting of stockholders, and the Icahn 13D Parties filed a supplemental investor presentation contesting certain of the claims in the Company’s supplemental presentation.

Over the course of the next week, members of the Special Committee along with representatives of the Special Committee and the Company met with representatives of the Company’s largest stockholders to solicit their support for the merger and also met with representatives of the proxy advisory firms to seek such firms’ endorsement of the merger.

On May 29, 2018, the Company issued a press release announcing that proxy advisory firm Egan-Jones joined Glass Lewis in recommending that the Company stockholders vote in favor of the transaction.

On June 1, 2018, certain affiliates of Mr. Icahn informed the Company that they would assert appraisal rights with respect to their shares, pursuant to Section 262 of the DGCL.

Based on a preliminary assessment of proxies received by the Company’s proxy solicitor as of June 3, 2018, it appeared that sufficient proxies in favor of the proposal to adopt the Merger Agreement under Section 251 of the DGCL had been obtained, but that sufficient proxies in favor of the proposal to adopt the Merger Agreement from a majority of Public Stockholders would not be obtained. Accordingly, Parent determined to request that the Company adjourn the special meeting in order to allow the Company additional time to solicit further support for the proposal to adopt the Merger Agreement.

On June 3, 2018, Mr. Zyskind contacted Mr. Icahn and informed him that Parent would be requesting that the Company adjourn the special meeting and requested a meeting with Mr. Icahn to discuss the transaction. Paul, Weiss and an associate of Mr. Icahn also had discussions regarding the request to adjourn the special meeting. In addition, on June 3, 2018, the Special Committee met with its legal advisors to discuss the current status of the transaction, which included a discussion of Mr. Icahn’s previous statements.

On June 4, 2018, in accordance with the terms of the merger agreement, Parent delivered a notice to the Company requesting that the special meeting be adjourned until June 21, 2018. The Company convened the special meeting on June 4, 2018 and informed the attendees of Parent’s request for an adjournment. Following a vote of the majority of shares present in person or by proxy at the meeting, the special meeting was adjourned until June 21, 2018.

Later that same day, Mr. Zyskind and Mr. Karfunkel, along with representatives of BofA Merrill Lynch and Paul, Weiss, met with Mr. Icahn and his associates to discuss the transaction. At the meeting, Mr. Icahn advised that he would support the merger if the merger consideration was increased to $14.75, an increase of $1.25 per share. After the meeting with Mr. Icahn, Mr. Zyskind and Mr. Karfunkel had discussions with representatives of Stone Point and Trident Pine about the transaction. Ultimately, after such discussions, the Karfunkel-Zyskind Family, on the one hand, and Stone Point and Trident, on the other hand, agreed to increase the merger consideration to $14.75 per share. Later that evening, Mr. Zyskind contacted Mr. Icahn and informed him that the Karfunkel-Zyskind Family and Stone Point and Trident Pine were prepared to increase the merger consideration to $14.75 per share subject to entering into a satisfactory Support Agreement with the Icahn Group. Following that call, Paul, Weiss prepared a draft of the Support Agreement, which they sent to a representative of the Icahn Group. Over the course of the next two days, Paul, Weiss and an associate of the Icahn Group, as well as Mr. Zyskind, Mr. Karfunkel and Mr. Icahn directly, negotiated the terms of the Support Agreement.

On June 5, 2018, the Special Committee met with its financial and legal advisors to discuss the proposed amendment to the Merger Agreement in light of discussions between members of the Karfunkel-Zyskind Family, representatives of Trident Pine and Mr. Icahn as well as due diligence items and financial forecast updates with respect to information provided by the Company to Deutsche Bank. Later that day, the Special Committee met again with its financial and legal advisors to discuss certain due diligence and financial forecast updates with respect to the financial information provided by the Company to Deutsche Bank.

On June 6, 2018, Skadden delivered an initial draft of the Amendment to Willkie Farr relating to the potential increase in the merger consideration, which included among other things (i) the Appraisal Condition, (ii) a right of Parent to terminate the Amended Merger Agreement in the event the Appraisal Condition was not satisfied and (iii) a requirement to reimburse Parent for its expenses in the event the Appraisal Condition was not satisfied or the requisite stockholder approval was not obtained for any reason. Through the course of the day, representatives of the parties and their respective counsel negotiated the percentage threshold in the Appraisal Condition and the circumstances in which the Parent would be entitled to reimbursement of its expenses as well as the amount of the cap on such reimbursement.

On June 6, 2018, the Special Committee met with its financial and legal advisors to discuss the current status of the Amendment, including the Appraisal Condition and Parent reimbursement of expenses in certain circumstances, and also discussed the updated Special Committee case projections provided by the Company at the request of the Special Committee.

Later, on June 6, 2018, the Special Committee met with its financial and legal advisors to discuss the proposed final terms of the Amendment, including the per share merger consideration being increased to $14.75 from $13.50, the inclusion of the Appraisal Condition (and the threshold of that condition), a related termination provision, and an increase in reimbursement of Parent expenses in certain circumstances. At the request of the Special Committee, Deutsche Bank issued an oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 6, 2018, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $14.75 per share of common stock of the

Company was fair, from a financial point of view, to the Unaffiliated Stockholders. After further discussion, the Special Committee unanimously determined that the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement were fair, advisable and in the best interests of the Unaffiliated Stockholders and recommended that the Board approve the merger, the Amended Merger Agreement and the transactions contemplated thereby.

Following the Special Committee meeting, the full Board based in part on the recommendation of the Special Committee, as well as on the basis of the other factors described below (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by Deutsche Bank), which the Board adopted as its own, unanimously resolved on behalf of the Company that the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement, were fair, advisable and in the best interests of the Company and the Unaffiliated Stockholders and that the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement, be recommended to the stockholders for adoption. Thereafter, the Board approved the merger, the Amended Merger Agreement, and the transactions contemplated thereby and approved the Support Agreement.

Late in the evening of June 6, 2018, Parent, Merger Sub and the Company executed and delivered the Amendment and the Company, Parent and the Icahn Group executed and delivered the Support Agreement. On the morning of June 7, 2018, the Company issued a press release announcing the entry into the Amendment and the entry into the Support Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE; RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

The following information supplements the existing disclosures contained under the heading “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 35 of the Definitive Proxy Statement.

On June 6, 2018, the Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the Amended Merger Agreement, and determined that the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement are fair to, advisable and in the best interests of the Unaffiliated Stockholders. The Special Committee unanimously recommended to the Board that it declare and determine that the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement are fair, advisable and in the best interests of the Unaffiliated Stockholders, approve the terms of the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement, and direct that the Amended Merger Agreement be submitted to holders of the common stock for adoption as contemplated by the Amended Merger Agreement.

In reaching its decision to approve the merger, the Amended Merger Agreement and the other transactions contemplated by the Amended Merger Agreement, the Special Committee considered the matters described in “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” as set forth in the Definitive Proxy Statement. The Special Committee also considered a number of additional factors in connection with the Amendment, including the following:

•

the increase in merger consideration to stockholders to $14.75 per share in cash, without interest, from $13.50 per share in cash, without interest, representing a premium of approximately 45% over the closing price of the common stock of $10.15 on January 9, 2018 (the unaffected share price prior to the public announcement of the Initial Proposal) (compared to a 33% premium relative to the original merger consideration of $13.50 per share), approximately 34% over the volume weighted average price

(VWAP) of the common stock for the three-month period prior to the public announcement of the Initial Proposal (compared to a 22% premium relative to the original merger consideration of $13.50 per share), and approximately 46% over the closing price of the common stock one month prior to the public announcement of the Initial Proposal (compared to 34% premium relative to the original merger consideration of $13.50 per share);

•	the potential risks to the Company of continuing to have publicly traded common stock and the potential risk of a declining stock price;

•	the fact that none of the Company, the Karfunkel-Zyskind Family, the Special Committee or any of the Special Committee’s independent legal and financial advisors received any inbound inquiries from third parties related to potential alternative acquisition proposals, a period of almost five months;

•	the oral opinion delivered by Deutsche Bank to the Special Committee, which was subsequently confirmed by a written opinion dated June 6, 2018, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $14.75 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders, as more fully described below; and

•	the fact that the Icahn Group, which holds approximately 9.4% of the outstanding shares of the Company’s common stock and is the Company’s largest Unaffiliated Stockholder, supports the Amended Merger Agreement, the merger and the transactions contemplated by the Amended Merger Agreement.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Amended Merger Agreement and the merger, including the addition of the Appraisal Condition and related termination right and Parent reimbursement of expenses in certain circumstances.

Recommendation of the Board of Directors of the Company

On June 6, 2018, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described in the Definitive Proxy Statement, and this Second Supplement, the Board on behalf of the Company unanimously:

•	determined that the Amended Merger Agreement, the merger and the other transactions contemplated by the Amended Merger Agreement are fair, advisable and in the best interests of the Company and its stockholders, including the Unaffiliated Stockholders;

•	approved the Amended Merger Agreement, merger and the other transactions contemplated by the Amended Merger Agreement for purposes of Section 251 of the DGCL; and

•	resolved to recommend stockholders adopt the Amended Merger Agreement.

OPINION OF DEUTSCHE BANK

The following information supplements the existing disclosures contained under the heading “Special Factors—Opinion of Deutsche Bank” beginning on page 40 of the Definitive Proxy Statement as follows:

Opinion of Deutsche Bank

At the June 6, 2018 meeting of the Special Committee, Deutsche Bank delivered its oral opinion to the Special Committee, subsequently confirmed in a written opinion dated June 6, 2018, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in preparing its opinion, the merger consideration of $14.75 per share of common stock of the Company was fair, from a financial point of view, to the Unaffiliated Stockholders.

The full text of Deutsche Bank’s written opinion, dated June 6, 2018, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Deutsche Bank in connection with the opinion, is included in this Second Supplement as Annex B and is incorporated herein by reference, which we refer to as the opinion. The summary of Deutsche Bank’s opinion set forth in this Second Supplement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Special Committee in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the merger consideration of $14.75 per share of common stock of the Company, from a financial point of view, to the Unaffiliated Stockholders as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the merger or the Amended Merger Agreement. In connection with Deutsche Bank’s opinion, Deutsche Bank did not review, and Deutsche Bank’s opinion did not address, the terms of any other agreement entered into or to be entered into in connection with the merger, including any agreements entered into between the rollover stockholders and the Company, between the rollover stockholders and Parent, between Parent and its equityholders or between the equityholders of Parent. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of shares of common stock of the Company other than the Unaffiliated Stockholders or the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision of the Company or the Special Committee to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Deutsche Bank expressed no opinion, and its opinion does not constitute a recommendation, as to how any holder of shares of common stock of the Company should vote or act with respect to the merger or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger, whether relative to the merger consideration of $14.75 per share of common stock of the Company or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which shares of common stock of the Company or any other securities will trade at any time.

In connection with its role as financial advisor to the Special Committee, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company, the Definitive Proxy Statement, the First Supplement, certain internal analyses, financial forecasts and other information relating to the Company prepared by the management of the Company and certain financial forecasts relating to the Company prepared by the Company upon instruction from the Special Committee (the “Updated Special Committee Case Projections”). Deutsche Bank also held discussions with certain senior officers, other representatives and advisors of the Company and the Special Committee regarding the businesses and prospects of the Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the shares of common stock of the Company;

•	compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed a draft dated as of June 6, 2018 of the Amendment; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it by the Company or the Special Committee, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Special Committee, assumed and relied upon the accuracy and completeness of all such information.

Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or any of its subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company or any of its subsidiaries (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency or similar matters. Deutsche Bank are not actuaries and Deutsche Bank’s services did not include any actuarial determination or evaluation by it or any attempt to evaluate actuarial assumptions and Deutsche Bank relied on the Company’s actuaries with respect to reserve adequacy. In that regard, Deutsche Bank made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company.

With respect to the Updated Special Committee Case Projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the Special Committee’s knowledge and permission that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such financial forecasts or the assumptions on which they were based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Special Committee that, in all respects material to its analysis, the merger would be consummated in accordance with the terms of the Amended Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Special Committee, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax, actuarial or accounting expert and Deutsche Bank relied on the assessments made by the Special Committee, the Company and their other advisors with respect to such issues. Representatives of the Company informed Deutsche Bank, and Deutsche Bank further assumed with the knowledge and permission of the Special Committee, that the final terms of the Amended Merger Agreement would not differ materially from the terms set forth in the draft Deutsche Bank reviewed.

The Special Committee selected Deutsche Bank as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between the Special Committee, the Company and Deutsche Bank, dated January 18, 2018, the Special Committee agreed to cause the Company to pay Deutsche Bank a fee estimated to be approximately $8,500,000 for its services as financial advisor to the Special Committee in connection with the merger, $250,000 of which became payable upon execution of the engagement letter, an additional $1,750,000 of which became payable upon delivery of its opinion, dated as of February 28, 2018, delivered in connection with the execution of the Merger Agreement (or would have become payable if Deutsche Bank had advised the Special Committee that it was unable to render an opinion or if the proposal to acquire the Company made on January 9, 2018 had been withdrawn and no opinion was requested by the Special Committee), an additional $875,000 of which became payable upon delivery of its opinion, dated as of June 6, 2018, delivered in connection with the execution of the Amendment (or would have become payable if Deutsche Bank had advised the Special Committee that it was unable to render an opinion) and the remainder of which is contingent upon consummation of the merger. The Company agreed to reimburse Deutsche Bank for its reasonable and documented out-of-pocket expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement, in each case on the terms set forth in the engagement letter.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided certain investment banking, commercial banking (including extension of credit) and other financial services to Stone Point, affiliates of which are equity holders of Parent, and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including acting as sole bookrunner on a $22,000,000 follow-on offering of shares for Eagle Point Credit Company, Inc., a portfolio company of Stone Point, in May 2016. Between January 1, 2015 through February 28, 2018, based on the DB Group’s records, the DB Group received aggregate fees of approximately $2,100,000 in connection with certain investment banking services (includes fees earned in connection with mergers and acquisitions, equity capital market and debt capital market offerings, bank debt, among other similar services) and approximately $7,600,000 in fees for certain transaction banking services (includes fees earned from cash management, corporate treasury sales, insurance and leasing, lending, private banking, and trade and risk sales, among other similar services) provided to Stone Point and its affiliates and portfolio companies. One or more members of the DB Group have, from time to time, provided certain commercial banking (including extension of credit) and other financial services to the Company and its affiliates for which they have received, and in the future may receive, compensation, including serving as a counterparty to a Dutch trade finance facility of Nationale Borge, a subsidiary of the Company, and certain affiliates in December 2017. Between January 1, 2015 through February 28, 2018, the DB Group received no fees in connection with investment banking services (includes fees earned in connection with mergers and acquisitions, equity capital market and debt capital market offerings, bank debt, among other similar services) and approximately $1,400,000 in fees for certain transaction banking services (includes fees earned from cash management, corporate treasury sales, insurance and leasing, lending, private banking, and trade and risk sales, among other similar services) provided to the Company and its affiliates. Between January 1, 2015 through February 28, 2018, the DB Group did not provide investment banking or other financial services to the Karfunkel-Zyskind Family or their affiliates (other than the Company and its affiliates) and did not receive any fees in connection with such services. In addition, the DB Group may also provide investment banking, commercial banking (including extension of credit) and other financial services in the future to the Company, Parent, the rollover stockholders and their respective affiliates, and Stone Point and its affiliates and portfolio companies for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates, affiliates of the rollover stockholders and affiliates and portfolio companies of Stone Point for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. Charles Davis, the Chief Executive Officer of Stone Point, is a member of the Deutsche Bank Americas Advisory Board. The Advisory Board counsels management on a wide range of strategic marketplace issues, including business development, growth and economic, political and social trends. Each member of Deutsche Bank’s Advisory Board is compensated with a flat fee of $100,000 per year for such member’s role on the Deutsche Bank Americas Advisory Board.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Special Committee at its meeting held on June 6, 2018, and that were used in connection with rendering its opinion described above.

In accordance with customary investment banking practice, Deutsche Bank employed generally accepted valuation methods in reaching its opinion. The following summary does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by Deutsche Bank, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before January 9, 2018, the trading day before the announcement of Trident Pine’s and the Karfunkel-Zyskind Family’s initial proposal to acquire the Company or June 4, 2018, two trading days before the meeting of the Special Committee at which Deutsche Bank presented its financial analyses, and is not necessarily indicative of current market conditions.

In connection with its analyses, as directed by the Special Committee, Deutsche Bank considered the Updated Special Committee Case Projections. For more information about the financial projections, see “Special Factors—Projected Financial Information” beginning on page 67 of the Definitive Proxy Statement, as supplemented by the First Supplement and this Second Supplement. In connection with its analyses, Deutsche Bank assumed, at the Special Committee’s direction, that the Updated Special Committee Case Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee as to the matters covered thereby.

Analysis of Public Trading Multiples

Using publicly available information, Deutsche Bank reviewed and compared selected financial data from the Updated Special Committee Case Projections and trading multiples for the Company with similar data and multiples for publicly traded companies engaged in businesses that Deutsche Bank generally considers to be similar to the Company’s business.

The companies were as follows, which we collectively refer to as the “Peers”:

•	American Financial Group Inc.

•	Argo Group International Holdings, Ltd.

•	Assurant, Inc.

•	Amerisafe, Inc.

•	CNA Financial Corp.

•	Employers Holdings, Inc.,

•	James River Group Holdings Ltd.,

•	Markel Corp.

•	Navigators Group, Inc.

•	ProAssurance Corp.

•	Selective Insurance Group, Inc.

•	The Hanover Insurance Group, Inc.

•	W. R. Berkley Corp.

In evaluating comparable companies, Deutsche Bank made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Deutsche Bank reviewed company materials (the Company’s public filings with the U.S. Securities and Exchange Commission, ratings agency presentations and investor presentations) for self-identified peers, reviewed Company research for indicated peer groups and applied a peer selection process, which resulted in a list of the 13 Peers. Deutsche Bank chose the Peers for the purpose of this analysis utilizing its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, the Company’s size and that of the Peers, the Company’s annual premium volume compared with those of the Peers, the Company’s product offerings and those of the Peers, the impact of competition on the businesses of the Company and the industry generally and industry growth. Although none of the Peers is directly comparable to the Company and there is no direct peer set of the Company for benchmarking and valuation purposes due to the Company’s unique mix of business and recent public stress, the Peers were chosen because they are publicly traded companies with operations that, for purposes of the analysis, may be considered similar to certain of the Company’s operations. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Peers and other factors that could affect the public trading value of the Peers. The Peer selection process is further described under “Opinion of Deutsche Bank—Summary of Financial Analyses—Preliminary Presentations by Deutsche Bank—January 29, 2018 Preliminary Presentation Materials” on page 53 of the Definitive Proxy Statement.

For each of the following analyses performed by Deutsche Bank, estimated financial data for the Peers were based on the Peers’ filings with the SEC and publicly available equity research analysts’ estimates.

Deutsche Bank derived the Company’s one-year average and five-year average price to next twelve months earnings per share multiple, which we refer to as P/NTM EPS, from January 9, 2017 to January 9, 2018 and January 9, 2013 to January 9, 2018, respectively, by: (1) dividing the closing price per share of common stock of the Company for each trading day of the period by the NTM EPS of the Company as of such date based on the consensus of the Company’s research analyst estimates and (2) calculating an average of the resulting quotients for these periods.

The Company had an average P/NTM EPS multiple of 7.2x over the one-year period from January 9, 2017 to January 9, 2018 and an average P/NTM EPS multiple of 9.2x over the five-year period from January 9, 2013 to January 9, 2018.

Based on Deutsche Bank’s professional judgment and the results of the analysis related to the Company’s historical P/NTM EPS, Deutsche Bank applied a multiple range of 7.0x to 9.0x to the Company’s estimated 2018 earnings per share, which we refer to as 2018E EPS, based on the Updated Special Committee Case Projections, which resulted in an indicative share price range of $5.62 to $7.23.

Deutsche Bank compared the resulting indicative share price range to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company.

Deutsche Bank derived the Peers’ one-year average and five-year average P/NTM EPS multiple from January 9, 2017 to January 9, 2018 and January 9, 2013 to January 9, 2018, respectively, by: (1) dividing the closing price per share of each of the Peers’ common stock for each trading day of the period by the NTM EPS of such Peer as of such date based on the consensus of the Peers’ respective research analyst estimates (2) calculating the quotient median of the Peers for each day and (3) calculating an average of the resulting medians for the one-year and five-year periods.

The Peers had an average P/NTM EPS multiple of 16.8x over the one-year period from January 9, 2017 to January 9, 2018 and an average P/NTM EPS multiple of 14.3x over the five-year period from January 9, 2013 to January 9, 2018.

Deutsche Bank noted that the Company’s average P/NTM EPS multiple over the one-year period from January 9, 2017 to January 9, 2018 was at a 57% discount relative to the Peers’ average P/NTM EPS multiple over the same one-year period, which we refer to as the One-Year Discount, and the Company’s average P/NTM EPS multiple over the five-year period from January 9, 2013, to January 9, 2018 was at a 36% discount relative to the Peers’ average P/NTM EPS multiple over the same approximately five-year period, which we refer to as the Five-Year Discount.

The Peers had an average P/NTM EPS multiple of 16.4x as of June 4, 2018. Applying the One-Year Discount and Five-Year Discount to such multiple of 16.4x resulted in an implied multiple range of 7.0x to 10.5x.

Based on Deutsche Bank’s professional judgment and the results of analyses related to the Peers’ historical P/NTM EPS and the Company’s One-Year Discount and Five-Year Discount, Deutsche Bank applied a multiple range of 7.0x to 10.0x to the Company’s 2018E EPS based on the Updated Special Committee Case Projections, which resulted in an indicative share price range of $5.62 to $8.03.

Deutsche Bank compared the resulting indicative share price range to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company.

Deutsche Bank performed a regression analysis that evaluated the ratio of (i) the price to tangible book value per share multiple, which we refer to as P/TBVPS, for each of the Peers, to (ii) the estimated 2018 return on tangible equity, which we refer to as 2018E ROTE, for each of the Peers. Deutsche Bank derived each Peer’s P/TBVPS as of June 4, 2018 by dividing the June 4, 2018 closing price per share of each Peer’s common stock by the TBVPS of such Peer as of March 31, 2018 based on such Peer’s most recent, publicly filed consolidated balance sheet at such time or an estimate thereof. Deutsche Bank derived each Peer’s 2018E ROTE as of June 4, 2018 by dividing the 2018E EPS of each Peer by the average of the 2017 TBVPS and estimated 2018 TBVPS of such Peer, based on such Peer’s most recent equity research analyst consensus and publicly filed balance sheet. These analyses yielded a linear regression line with an R-squared (a statistical measure of how close the data are to the fitted regression line) value of 74% in the case of the Peers.

Based on the results of the regression analysis and the Company’s 2018E ROTE, based on the Updated Special Committee Case Projections, Deutsche Bank calculated the resulting implied P/TBVPS multiple of the Company. Deutsche Bank applied the One-Year Discount and the Five-Year Discount to such resulting implied P/TBVPS multiple, and then calculated the estimated range of implied value per share of the common stock of the Company using the resulting discounted implied TBVPS multiples of the Company and the Company’s TBVPS as of March 31, 2018, calculated by dividing the Company’s March 31, 2018 tangible book value by the fully diluted shares outstanding of the Company as of February 28, 2018 based on information provided by Company management, which resulted in an indicative share price range of $7.00 to $10.50.

Deutsche Bank compared these resulting implied values to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company.

Deutsche Bank performed a regression analysis that evaluated the ratio of (i) the price to book value per share multiple, which we refer to as P/BVPS, for each of the Peers, to (ii) the estimated 2018 return on equity, which we refer to as 2018E ROE, for each of the Peers. Deutsche Bank derived each Peer’s P/BVPS as of June 4, 2018 by dividing the June 4, 2018 closing price per share of each Peer’s common stock by the BVPS of such Peer as of March 31, 2018 based on such Peer’s most recent, publicly filed consolidated balance sheet at such time or an estimate thereof. Deutsche Bank derived each Peer’s 2018E ROE as of June 4, 2018 by dividing the 2018E EPS of each Peer by the average of the 2017 BVPS and estimated 2018 BVPS of such Peer, based on such Peer’s most recent equity research analyst consensus and publicly filed balance sheet. These analyses yielded a linear regression line with an R-squared (a statistical measure of how close the data are to the fitted regression line) value of 68% in the case of the Peers.

Based on the results of the regression analysis and the Company’s 2018E ROE, based on the Updated Special Committee Case Projections, Deutsche Bank calculated the resulting implied P/BVPS multiple of the Company. Deutsche Bank applied the One-Year Discount and the Five-Year Discount to such resulting implied P/BVPS multiple, and then calculated the estimated range of implied value per share of the common stock of the Company using the resulting discounted implied BVPS multiples of the Company and the Company’s BVPS as of March 31, 2018, calculated by dividing the Company’s March 31, 2018 book value by the fully diluted shares outstanding of the Company as of February 28, 2018 based on information provided by Company management, which resulted in an indicative share price range of $7.36 to $11.04.

Deutsche Bank compared these resulting implied values to the closing price share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company.

Dividend Discount Analysis

Deutsche Bank performed a dividend discount analysis to calculate a range of implied present values of the distributable cash flows that the Company is forecasted to generate. The range was determined by adding:

•	the present value of an estimated future dividend stream for the Company over a period of forty-five months from March 31, 2018 to December 31, 2021 based on the Updated Special Committee Case Projections;

•	the present value of an estimated “terminal value” of the common stock of the Company as of December 31, 2021;

•	the present value of the Company’s remaining 49% ownership interest in its U.S. fee businesses based on the estimate of the carrying value of the ownership interest informed by valuation in the recent sale of the Fee Business, as provided by Company management in the Updated Special Committee Case Projections; and

•	the present value of a contingent litigation asset of the Company, based on the high end of an estimated range of $15 million to $25 million.

In performing its analysis, Deutsche Bank assumed a cost of equity of 12% to 16%, which it used as the discount rate. Deutsche Bank calculated the terminal value for the shares of common stock of the Company by applying a range of price to earnings multiples from 6.0x to 10.0x. This resulted in an implied per share equity value range of the shares of common stock of the Company of $8.93 to $14.17 based on the Updated Special Committee Case Projections (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $13.52 on June 4, 2018, the merger consideration of $14.75 per share of common stock of the Company).

Deutsche Bank calculated an alternative terminal value for the shares of common stock of the Company by applying a Gordon Growth Method formula for calculating value using a range of perpetuity growth rates from 0.5% to 2.5% and a cost of equity of 12% to 16%. This resulted in an implied per share equity value range of the shares of common stock of the Company of $9.34 to $14.73 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $13.52 on June 4, 2018, the merger consideration of $14.75 per share of common stock of the Company).

Precedent Transactions

Deutsche Bank performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. Deutsche Bank compared publicly available statistics for (i) five workers’ compensation insurance transactions involving over $200 million in deal value that were announced since February 1, 2010 in which the target companies had 50% or more of their respective total gross premium written or net premium written from their workers’ compensation line of business and (ii) 15 property and casualty insurance transactions involving over $200 million in deal value that were announced since August 1, 2008 in which the target companies were in stressed situations. The following is a list of the insurance transactions reviewed:

Workers’ Compensation Insurance

Announcement Date	Target/Acquiror
December 30, 2014	Meadowbrook Insurance Group, Inc./ Fosun International Ltd.
September 24, 2013	Eastern Insurance Holdings Inc./ ProAssurance Corp.
August 27, 2012	SeaBright Holdings, Inc./ Enstar Group Ltd.
June 10, 2010	PMA Capital Corp./ Old Republic International Corp.
February 18, 2010	Zenith National Insurance Corp./ Fairfax Financial Holding Ltd.

Property and Casualty Insurance

Announcement Date	Target/Acquiror
December 5, 2016	Ironshore Inc./ Liberty Mutual Holding Co.
July 27, 2015	Sirius International Insurance Group, Ltd./ White Mountains Insurance Group Ltd.
May 3, 2015	Ironshore Inc./ Fosun International Ltd.
April 14, 2015	PartnerRe Ltd./Exor S.p.A.
March 31, 2015	Montpelier Re Holdings Ltd./ Endurance Specialty Holdings Ltd.
November 24, 2014	Platinum Underwriters Holdings Ltd./ RenaissanceRe Holdings Ltd.
June 3, 2013	American Safety Insurance Holdings, Ltd./ Fairfax Financial Holdings Ltd.
December 19, 2012	Alterra Capital Holdings Ltd./ Markel Corp.
August 30, 2012	Flagstone Reinsurance Holdings S.A./ Validus Holdings, Ltd.
November 21, 2011	Transatlantic Holdings, Inc./ Alleghany Corp.
October 28, 2010	First Mercury Financial Corp./ Fairfax Financial Holdings Ltd.
July 15, 2010	NYMAGIC, INC./ ProSight Specialty Insurance Holdings, Inc.
July 9, 2009	IPC Holdings Ltd./ Validus Holdings, Ltd.
April 16, 2009	AIG US Personal Lines business/ Farmers Exchanges
August 8, 2008	CastlePoint Holdings Ltd./ Tower Group Inc.

Utilizing publicly available information, including publicly available estimates of earnings prepared by equity research analysts, Deutsche Bank noted the P/NTM EPS, price to book value, which we refer to as P/BV, and price to tangible book value, which we refer to as P/TBV, ratios for each of the transactions listed above.

	Precedent Transactions	P/NTM EPS	P/BV	P/TBV
Workers’ Compensation	High	32.4x	1.46x	1.63x
	Median	15.8x	0.83x	0.86x
	Average	18.4x	0.92x	0.99x
	Low	9.5x	0.55x	0.59x

Property and Casualty Insurance	High	19.3x	1.41x	1.45x
	Median	14.8x	1.03x	1.11x
	Average	15.0x	1.06x	1.12x
	Low	7.1x	0.73x	0.73x

Based on the results of this analysis and its professional judgment, Deutsche Bank applied a P/BV multiple range of 0.80x to 1.20x to the Company’s estimated BVPS of common stock of the Company as of March 31, 2018, which resulted in an implied per share of common stock of the Company equity value range of $11.26 to $16.89 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company).

Based on the results of this analysis and its professional judgment, Deutsche Bank applied a P/TBV multiple range of 0.90x to 1.30x to the Company’s estimated TBVPS of common stock of the Company as of March 31, 2018, which resulted in an implied per share of common stock of the Company equity value range of $8.65 to $12.49 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company).

Based on the results of this analysis and its professional judgment, Deutsche Bank also applied a P/NTM EPS multiple range of 10.0x to 16.0x to the Company’s 2018 estimated NTM EPS based on the Updated Special Committee Case Projections, which resulted in an implied per share of common stock of the Company equity value range of $8.03 to $12.85 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price per share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company).

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the merger. In evaluating the precedent transactions, Deutsche Bank made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of the common stock of the Company derived from the valuation of precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Deutsche Bank’s analysis of the consideration for the merger, but is one of many factors Deutsche Bank considered.

Precedent Minority Squeeze-Out Transactions

Using publicly available information, Deutsche Bank reviewed the terms of 23 U.S. minority “squeeze-out” transactions (i.e., transactions in which a majority shareholder acquires the minority shareholders’ interests in a company in exchange for cash or shares) announced between January 1, 2000 to December 31, 2017. These transactions consisted of 12 U.S. minority “squeeze-out” transactions in the insurance sector and 11 U.S. minority “squeeze-out transactions” in other sectors. The following is a list of the transactions reviewed:

Selected U.S. Minority “Squeeze-Out” Transactions in the Insurance Sector (Target/Acquiror)	Selected U.S. Minority “Squeeze-Out” Transactions in Other Sectors (Target/Acquiror)
National Interstate Corp./ American Financial Group, Inc.	Pioneer Southwest Energy Partners L.P./ Pioneer Natural Resources Company

CNA Surety Corp./ CNA Financial Corp.	Danfoss Power Solutions Inc./ Danfoss A/S

Wesco Financial Corp./ Berkshire Hathaway Inc.	CNX Gas Corp/ CONSOL Energy Inc.

Odyssey Re Holdings Corp./ Fairfax Financial Holdings Ltd.	NetRatings, Inc./ The Nielsen Company

First Advantage Corp./ First American Corp.	Siliconix Inc./ Vishay Intertechnology, Inc.

North Bridge Corp./ Fairfax Financial Holdings Ltd.	Pure Resources, Inc. / Unocal Corp.

Nationwide Financial Services, Inc./ Nationwide Mutual Insurance Company	Travelocity.com Inc./ Sabre Holdings Corp.

Alfa Corp./ Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company	Westfield America, Inc./ Westfield America Trust

Great American Financial Resources, Inc./ American Financial Group, Inc.	Hertz Corp./ Ford Motor Company

21st Century Insurance Group/ American International Group, Inc.	BHC Communications, Inc./ News Corp.

AXA Financial, Inc./ AXA Group	Thermo Instrument Systems Inc./ Thermo Electron Corp.

Hartford Life Inc./ The Hartford Financial Services Group, Inc.

Deutsche Bank calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e., the amount by which the price that the majority shareholder paid for the minority shareholders’ shares exceeded the market price of such shares) for the one-day and one-month prior to the announcement of the acquisition offer in such transactions, and the 90-day volume-weighted average price, calculated as the average of daily volume weighted average prices for the period, prior to the announcement of the acquisition offer in such transactions. The following table summarizes the high, low, average and median premiums paid for the insurance sector transactions and the other sector transactions over each of these time periods.

Precedent Transactions		Final Offer Premium to
		1-Day	1-Month	90-day Volume Weighted Average Price
Insurance Companies	High	48.0%	54.2%	51.0%
	Median	29.1%	38.8%	30.8%
	Average	28.3%	33.9%	32.0%
	Low	9.0%	12.5%	9.3%

Precedent Transactions		Final Offer Premium to
		1-Day	1-Month	90-day Volume Weighted Average Price
Non-Insurance Companies	High	56.7%	83.4%	69.7%
	Median	27.5%	19.5%	19.7%
	Average	33.0%	32.8%	32.1%
	Low	12.5%	6.8%	7.0%

Based on the results of this analysis, Deutsche Bank applied a premium range of 20% to 40% to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, which resulted in an implied per share equity value range of the shares of common stock of the Company of $12.18 to $14.21 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company).

Based on the results of this analysis, Deutsche Bank also applied a premium range of 20% to 40% to the closing price per share of common stock of the Company of $10.08 on December 8, 2017, which resulted in an implied per share equity value range of the shares of common stock of the Company of $12.10 to $14.11 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company).

Based on the results of this analysis, Deutsche Bank also applied a premium range of 20% to 40% to the 90-day volume weighted average price of the shares of common stock of the Company of $11.03 for the period from October 10, 2017 to January 9, 2018 which resulted in an implied per share equity value range of the shares of common stock of the Company of $13.24 to $15.44 (as compared to the closing price per share of common stock of the Company of $10.15 on January 9, 2018, the closing price share of common stock of the Company of $13.52 on June 4, 2018 and the merger consideration of $14.75 per share of common stock of the Company).

Historical Trading Range Analysis

Deutsche Bank reviewed the historical trading performance of the shares of common stock of the Company over periods, including the three-month period ending January 9, 2018 which indicated low to high closing stock prices for the shares of common stock of the Company of approximately $8.86 to $14.07 per share. Deutsche Bank also noted that the volume weighted average price per share of common stock of the Company for the three-month period ending January 9, 2018 was $11.03 and that the closing price per share on January 9, 2018 was $10.15. Deutsche Bank reviewed the historical trading performance of the shares of common stock of the Company for the period of January 9, 2018 to June 4, 2018, and noted low to high closing stock prices for the shares of common stock of the Company of $11.97 to $13.84 per share. Deutsche Bank’s review of the trading range was for reference only.

Research Analyst Price Targets

Deutsche Bank reviewed and analyzed publicly available forward stock price targets for the shares of common stock of the Company prepared and published by two equity research analysts who have published price targets since the initial offer on January 9, 2018 and still maintain coverage of the shares of common stock of the Company. The analyst price targets for the shares of common stock of the Company were $12.00 and $13.50 per share as of June 4, 2018. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of common stock of the Company and these estimates are subject to uncertainties, including the Company’s future financial performance and future financial market conditions. Deutsche Bank’s review of analyst price targets was for reference only.

Preliminary Presentations and February 28, 2018 Presentation by Deutsche Bank

In addition to its June 6, 2018 opinion and presentation to the Special Committee and the underlying financial analyses performed in relation thereto, Deutsche Bank also delivered preliminary presentation materials to the Special Committee on January 4, 2018, January 16, 2018, January 29, 2018, January 31, 2018, February 5, 2018, February 7, 2018, February 11, 2018, February 20, 2018, February 22, 2018, February 26, 2018 and the presentation materials, dated as of February 28, 2018, which we refer to as the February 28, 2018 Presentation Materials, provided in connection with the delivery of Deutsche Bank’s February 28, 2018 opinion. The preliminary financial considerations and other information in such preliminary presentation materials and February 28, 2018 Presentation Materials were based on information and data that was available as of the dates of the respective presentations. Deutsche Bank also continued to refine various aspects of its financial analyses. Accordingly, the results and other information presented in such preliminary presentation materials and February 28, 2018 Presentation Materials differ from the June 6, 2018 financial analyses.

The preliminary presentation materials referenced above were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Deutsche Bank with respect to the fairness of the merger consideration of $14.75 per share of common stock of the Company or otherwise. The financial analyses performed by Deutsche Bank in relation to its opinion dated June 6, 2018 supersede all analyses and information presented in the preliminary presentation materials and February 28, 2018 Presentation Materials.

A description of the above referenced presentation materials is set forth in Definitive Proxy Statement beginning on page 52.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to the Company, Parent or the merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Special Committee as to the fairness of the merger consideration of $14.75 per share of common stock of the Company, from a financial point of view, to the Unaffiliated Stockholders as of the date of the opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the Company’s management and the Special Committee with, numerous assumptions about industry performance, general business, economic, market and other conditions and other matters, many of which are beyond the control of Deutsche Bank, the Company, Trident Pine and the Karfunkel-Zyskind Family. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, Trident Pine and the Karfunkel-Zyskind Family or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger, including the merger consideration of $14.75 per share of common stock of the Company, were determined through arm’s-length negotiations between the Special Committee and Trident Pine and the Karfunkel-Zyskind Family. Although Deutsche Bank provided advice to the Special Committee during the course of these negotiations, the decision to enter into the Amended Merger Agreement was solely that of the Special Committee.

Deutsche Bank did not recommend any specific consideration the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above, the opinion of Deutsche Bank and its presentation to the Special Committee were among a number of factors taken into consideration by the Special Committee in making its determination to approve the Amended Merger Agreement and the merger.

PROJECTED FINANCIAL INFORMATION

The following information supplements the existing disclosures contained under the heading “Special Factors—Projected Financial Information” beginning on page 67 of the Definitive Proxy Statement as follows:

On June 6, 2018, at the request of the Special Committee, management provided to the Special Committee the Updated Special Committee Case Projections, reflecting the same operating assumptions as reflected in the February 21, 2018 projections, with updates reflecting certain balance sheet adjustments and book value impacts experienced in fourth quarter of 2017 and the first quarter of 2018 that were not previously available.

The Company does not as a matter of course make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Company has included these financial projections in this Second Supplement to give common stockholders access to this information, but not to influence their decision whether to vote for or against the adoption of the Amended Merger Agreement or any other proposal at the special meeting. The inclusion of this information should not be regarded as a reliable prediction of future results.

The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous varying assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. As a result, there can be no assurance that any of these alternative cases of the Company’s future performance will be realized or that actual results will not be significantly higher or lower than projected. The financial projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page v of this Second Supplement and the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in the Definitive Proxy Statement. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the financial projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods.

By including the projections in this Second Supplement, neither the Company nor any other person (or their respective representatives) has made or is making any representation to any person regarding the information included in the projections or the ultimate performance of the Company compared to the information contained in the projections. Similarly, the Company has not made any representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the projections.

The financial projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

Readers of this Second Supplement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these financial projections.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Amended Merger Agreement. Further, the financial projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this Second Supplement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

Set forth below are the Updated Special Committee Case Projections that the Special Committee and the Special Committee’s financial advisor considered in their evaluation of the merger.

Updated Special Committee Case Projections

($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	8,618	8,890	9,282	9,700	10,136
Combined ratio (%)	95.7	95.7	95.2	94.9	94.3
Underwriting profit ($)	231	235	268	300	347
Operating earnings ($)	162	187	238	289	354
Operating earnings per share—diluted ($)	0.80	0.93	1.18	1.44	1.78
Earnings Per Share excluding Fee Business ($)	0.77	0.88	1.11	1.35	1.67
Investment Yield (%)	2.60	2.75	2.90	3.05	3.20
Capital management (dividends and share repurchases) ($)	144.7	151.9	159.5	181.4	226.7
Book value per share—primary ($)	15.07	15.14	15.50	16.10	17.06
Tangible book value per share—primary ($)	10.65	10.95	11.47	12.19	13.16
Dividends per share ($)	0.74	0.78	0.81	0.85	0.90
Return on tangible equity—operating (%)	9.6	9.0	11.1	12.8	14.7
Return on equity—operating (%)	6.2	6.3	7.9	9.3	11.0

UPDATE TO INTERESTS OF CERTAIN OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

The following disclosures replace the existing disclosures contained under the heading “Special Factors—Interests of Certain of the Company’s Directors and Executive Officers in the Merger” in the table on page 71 of the Definitive Proxy Statement and the sentence immediately preceding such table.

The following table sets forth as of June 8, 2018, the compensation payable to the non-employee directors and executive officers of the Company in connection with the merger:

Name	Company Options	Company Restricted Stock Units
Donald DeCarlo	$—	$80,668
Susan Fisch	377,785	80,668
Abraham Gulkowitz	409,244	80,668
Raul Rivera	—	80,668
Mark Serock	—	—
Max Caviet	—	932,657
Ariel Gorelik	—	421,644
Adam Karkowsky	10,483	1,449,571
Christopher Longo	—	786,573
Ronald Pipoly	—	382,438
David Saks	—	1,376,116
Michael Saxon	—	839,024
Stephen Ungar	—	441,453
Barry D. Zyskind	—	1,437,461

LEGAL PROCEEDINGS

The following information supplements the existing disclosures contained under the heading “Important Information Regarding AmTrust—Legal Proceedings” beginning on page 124 of the Definitive Proxy Statement as follows:

As previously disclosed in the First Supplement, following the filing of the Definitive Proxy Statement, on May 9, 2018, purported stockholders of the Company filed putative class action lawsuits against the Company and members of the Board (other than Mr. Serock) in the United States District Court for the Southern District of New York, captioned Bartholomew v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04178 (S.D.N.Y.) and Myhre v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04175 (S.D.N.Y.), respectively. The complaints are substantially identical and allege that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) because the preliminary proxy statement filed with the SEC on April 9, 2018 (the “Preliminary Proxy Statement”) allegedly omitted material information with respect to the merger, thus rendering the Preliminary Proxy Statement false and misleading. The complaints seek, among other things, injunctive relief preventing the consummation of the merger and costs of the applicable action, including reasonable allowance for plaintiff attorneys’ and experts’ fees.

On May 15, 2018, a purported stockholder of the Company filed a putative class action lawsuit against the Company and members of the Board in the United States District Court for the Northern District of Ohio, captioned Shust v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-01129 (N.D. Ohio). On May 18, 2018, a purported stockholder of the Company filed a putative class action lawsuit against the Company and members of the Board in the United States District Court for the Southern District of New York, captioned Raul v. AmTrust

Fin’l Services, Inc., et al., Case No. 1:18-cv-04440 (S.D.N.Y.). On May 21, 2018, a purported stockholder of the Company filed a putative class action lawsuit against the Company, members of the Board, Parent, Merger Sub and Stone Point in the United States District Court for the Southern District of New York, captioned Rabinowitz v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04484 (S.D.N.Y.). Similar to the complaints described above, the complaints allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act because the Definitive Proxy Statement, in the case of the Shust complaint and the Rabinowitz complaint, and the Preliminary Proxy Statement, in the case of the Raul complaint, omitted or misrepresented material information concerning the merger. The complaints seek, among other things, injunctive relief preventing the consummation of the merger unless additional disclosure is provided and costs of the applicable action, including for plaintiff attorneys’ and experts’ fees.

On May 21, 2018, purported stockholders of the Company filed a complaint against the Company and certain of its directors in the Delaware Court of Chancery, captioned Icahn Partners LP, et al. v. Zyskind, et al., Case No. 2018-0358 (Del. Ch.). The complaint alleges that the defendants violated their fiduciary duties to the Company and seeks, among other things, a declaration that the merger was not entirely fair and an order rescinding the merger or granting an award of rescissory damages, interest and expenses, including reasonable allowance for attorneys’ fees and costs. On June 7, 2018, plaintiffs voluntarily dismissed the action with prejudice.

On May 31, 2018, purported stockholders of the Company filed a putative class action lawsuit against certain of the Company’s directors and officers, Stone Point and certain funds affiliated with Stone Point in the Delaware Court of Chancery, captioned Pompano Beach Police & Firefighters’ Retirement System, et al. v. Zyskind, et al., Case No. 2018-0396 (Del. Ch.). The complaint alleges that the officer and director defendants violated their fiduciary duties to the Company and that Stone Point and certain affiliates aided and abetted in the breaches of the directors’ fiduciary duties. The complaint seeks an award of damages, including interest, and fees for attorneys, accountants and experts.

On June 4, 2018, purported stockholders of the Company filed a putative class action against certain members of the Board, Stone Point and certain funds affiliated with Stone Point in the Delaware Court of Chancery, captioned Cambridge Retirement Sys. v. DeCarlo, Case No. 2018-0402 (Del. Ch.). The complaint alleges that the defendants breached fiduciary duties owed to the Company as directors and controlling shareholders, and that certain funds affiliated with Stone Point aided and abetted in the alleged breaches of fiduciary duties. The complaint also alleges that members of the Board breached their fiduciary duties by failing to ascribe a reasonable value to the still pending derivative lawsuit filed by Cambridge Retirement System in 2014. Plaintiffs are seeking damages, including interest and expenses for attorneys’ fees, accountants’ fees, and experts’ fees.

On May 30, 2018 and June 1, 2018, purported stockholders of the Company filed two actions in the Delaware Court of Chancery against the Company, captioned Arca Investments, a.s., et al. v. AmTrust Fin’l Services, Inc., Case No. 2018-0381 (Del. Ch.) and McLure v. AmTrust Fin’l Services, Inc., Case No. 2018-0400 (Del. Ch.), respectively. The complaints are substantially identical and seek to compel the inspection of the Company’s books and records pursuant to 8 Del. C. § 220, as well as an award of plaintiffs’ attorneys’ fees and expenses.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as amended on Form 10-K/A filed with the SEC on April 23, 2018. A more complete description is available in the Definitive Proxy Statement. You may obtain free copies of these documents as described in the preceding section.

ANNEX A

EXECUTION COPY

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

Amendment No. 1, dated as of June 6, 2018 (this “Amendment”), to the Agreement and Plan of Merger, dated as of March 1, 2018 (the “Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and AmTrust Financial Services, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, in accordance with Section 8.02 and Section 8.04 of the Agreement, Parent, Merger Sub and the Company wish to amend the terms of the Agreement as provided in Article I below;

WHEREAS, unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT

1. Recitals. The second recital in the Agreement shall be amended by deleting the number “$13.50” and replacing it with “$14.75”.

2. Interpretations. Section 1.02(k) of the Agreement is hereby amended and restated in its entirety as follows:

References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement (without giving effect to Amendment No. 1 to the Agreement).

3. Merger Consideration. Section 2.05(b)(i) of the Agreement is hereby amended by deleting the words “$13.50 in cash” and replacing such words with “$14.75 in cash”.

4. Section 3.04(c). Section 3.04(c) of the Agreement shall be amended and restated in its entirety as follows:

On or prior to June 6, 2018, the Special Committee and the Company Board (upon the recommendation of the Special Committee) have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Public Stockholders, (ii) adopted resolutions approving the terms of this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”).

5. Section 3.04(d). Section 3.04(d) of the Agreement shall be amended and restated in its entirety as follows:

The Special Committee has received an opinion of Deutsche Bank Securities Inc. (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration (without giving effect to Amendment No. 1 to the Agreement) is fair, from a financial point of view, to the Public Stockholders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent within one (1) Business Day of the date of this Agreement for informational purposes only. The Special Committee has received an opinion of the Special Committee Financial Advisor to the effect that, as of the date of such opinion, the Merger Consideration (for the avoidance of doubt, upon giving effect to Amendment No. 1 to the Agreement) is fair, from a financial point of view, to the Public Stockholders, and, as of June 6, 2018, such opinion has not been withdrawn, revoked or modified. A signed copy of the opinion referred to in the preceding sentence will be made available to Parent within three (3) Business Days of June 6, 2018 for informational purposes only.

6. Section 4.04(d). The first sentence of Section 4.04(d) of the Agreement shall be amended and restated in its entirety as follows:

The net proceeds contemplated by the Equity Commitment Letters and the available cash resources of the Company are sufficient to (A) pay the aggregate Merger Consideration and all other amounts required to be paid or repaid by Parent or its Affiliates on the Closing Date in connection with the transactions contemplated hereby, (B) pay any and all fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby and the Equity Financing and (C) satisfy all of the other payment obligations of Parent and the Company contemplated hereunder and payable on the Closing Date.

7. Section 5.03. The fifth sentences of Section 5.03 of the Agreement shall be amended and restated in their entirety as follows:

If prior to the Company Stockholders’ Meeting there has not been a sufficient number of proxies cast to constitute the Required Stockholder Vote, the Company will, at Parent’s written request, postpone or adjourn the Company Stockholders’ Meeting two times (with the adjournment on June 4, 2018 being one such time) and for no longer than thirty (30) days each time such request is made.

8. Section 6.03. Section 6.03 of the Agreement shall be amended by inserting the following as a new Section 6.03(f):

(f) Holders of no more than five percent (5%) of the shares of Common Stock that are issued and outstanding immediately prior to the Effective Time, in the aggregate, shall have demanded, and not withdrawn, such holders’ right to appraisal of such shares in accordance with Section 262 of the DGCL.

9. Section 7.01(c). Section 7.01(c) of the Agreement shall be amended:

(a)	by deleting the word “or” at the end of Section 7.01(c)(iii);

(b)	by deleting the period at the end of Section 7.01(c)(iv) and replacing such period with a semicolon and by inserting the word “or” following such semicolon; and

(c)	by inserting the following as a new Section 7.01(c)(v):

(v) if the aggregate number of shares of Common Stock for which appraisal is demanded in accordance with Section 262 of the DGCL is more than five percent (5%) of the shares of Common Stock that are issued and outstanding on the date that Parent elects to terminate this Agreement pursuant to this Section 7.01(c)(v), after taking into account the withdrawal of any such demands.

10. Section 7.03(b). Section 7.03(b) of the Agreement shall be amended and restated in its entirety as follows:

If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(iii) and prior to the date of the Company Stockholders’ Meeting an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days before the Company Stockholders’ Meeting, or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) and prior to the date of the breach giving rise to Parent’s right to terminate under Section 7.01(c)(ii) an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days prior to the date of such breach, the Company will pay, or cause to be paid, to Parent all of Parent’s, Merger Sub’s, Trident’s, K-Z LLC’s and their respective Affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub, Trident, K-Z LLC and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided, that in no event shall the Parent Expenses exceed an amount equal to $10,000,000; provided, further, that if within twelve (12) months after such termination, the Company either consummates an Acquisition Proposal or enters into a definitive agreement to consummate an Acquisition Proposal and the Company thereafter consummates such Acquisition Proposal (whether or not within such twelve (12) month period), then the Company shall upon consummation of such Acquisition Proposal, pay, or cause to be paid, to Parent an amount equal to the Termination Fee minus the Parent Expenses previously paid by the Company; provided, further, that for the purposes of this Section 7.03(b), references to “ten percent (10%) or more” in the definition of the term Acquisition Proposal will be deemed to be references to “fifty percent (50%) or more”.

ARTICLE II

MISCELLANEOUS

1. No Other Amendments; Effectiveness. Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement. This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Agreement to the Agreement shall be deemed to mean the Agreement as amended by this Amendment. On and after the date of this Amendment, each reference to the Agreement, “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby provided, that references in the Agreement to “the date hereof” or “the date of this Agreement” or words of like import shall continue to refer to the date of March 1, 2018.

2. Governing Law. This Amendment will be governed by Delaware Law without regard to the conflicts of law principles thereof. All Actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action or proceeding, irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding and agree that service of process in any such Action or proceeding shall be effective if given in accordance with Section 8.07 of the Agreement or any other manner permitted by applicable Law.

3. Sections of the Agreement. Section 8.06(b), Section 8.11, Section 8.12, Section 8.13 and Section 8.14 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, Evergreen Parent, L.P., Evergreen Merger Sub, Inc., and AmTrust Financial Services, Inc. have each caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVERGREEN PARENT, L.P.

By its General Partner: Evergreen Parent, GP, LLC

By:	/s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Manager

EVERGREEN MERGER SUB, INC.

By:	/s/ Barry D. Zyskind
Name: Barry D. Zyskind
Title: Co-President and Co-Secretary

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Stephen Ungar
Name: Stephen Ungar
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX B

June 6, 2018

Special Committee of the Board of Directors

AmTrust Financial Services, Inc.

59 Maiden Lane

New York, New York 10038

Members of the Special Committee of the Board:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of AmTrust Financial Services, Inc. (the “Company”) in connection with Amendment No. 1, dated as of June 6, 2018 (“Amendment No. 1”), to the Agreement and Plan of Merger, dated as of March 1, 2018 (the “Original Merger Agreement”, as amended by Amendment No. 1, the “Amended Merger Agreement”), by and among the Company, Evergreen Parent, L.P. (“Parent”) and Evergreen Merger Sub, Inc., a subsidiary of Parent (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Amended Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than Excluded Shares and Dissenting Shares (each as defined in the Amended Merger Agreement), will be converted into the right to receive $14.75 in cash, without interest (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the Public Stockholders (as defined in the Amended Merger Agreement).

In connection with our role as financial advisor to the Special Committee, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, the Proxy Statement, dated as of May 4, 2018, relating to the Special Meeting of the Stockholders of the Company, the Proxy Supplement, dated as of May 24, 2018, relating to the Special Meeting of the Stockholders of the Company, certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company, and certain financial forecasts relating to the Company prepared by the Company upon instruction from the Special Committee. We have also held discussions with certain senior officers, other representatives and advisors of the Company and the Special Committee regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the shares of Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant (iv) reviewed a draft dated as of June 6, 2018 of Amendment No. 1 and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us by the Company or the Special Committee, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or any of its subsidiaries, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on the Company’s actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company. With respect to the financial forecasts prepared by the Company upon instruction from the Special Committee made available to us and used in our analyses, we have assumed with your knowledge and permission that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such financial forecasts or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Amended Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax, actuarial or accounting experts and have relied on the assessments made by the Special Committee, the Company and their other advisors with respect to such issues. Representatives of the Company have informed us, and we have further assumed with your knowledge and permission, that the final terms of the Amended Merger Agreement will not differ materially from the terms set forth in the draft we have reviewed.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Special Committee in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the Public Stockholders as of the date hereof. This opinion does not address any other terms of the Transaction or the Amended Merger Agreement. In connection with this opinion, Deutsche Bank has not reviewed, and this opinion does not address, the terms of any other agreement entered into or to be entered into in connection with the Transaction, including any agreements entered into between the Rollover Stockholders (as defined in the Amended Merger Agreement) and the Company, between the Rollover Stockholders and Parent, between Parent and its equityholders or between the equityholders of Parent. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of shares of Company Common Stock other than the Public Stockholders or the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company or the Special Committee to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote or act with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration or otherwise. This opinion does not in any manner address the prices at which shares of Company Common Stock or any other securities will trade at any time.

Special Committee of the Board of Directors

AmTrust Financial Services, Inc.

June 6, 2018

Deutsche Bank will be paid a fee for its services as financial advisor to the Special Committee in connection with the Transaction, a portion of which became payable upon delivery of the fairness opinion, dated as of February 28, 2018, delivered in connection with the execution of the Original Merger Agreement, and a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Special Committee that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Stone Point Capital LLC (“Stone Point”), affiliates of which are equity holders of Parent, and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including acting as sole bookrunner on a $22 million follow-on offering of shares for Eagle Point Credit Company, Inc., a portfolio company of Stone Point, in May 2016. One or more members of the DB Group have, from time to time, provided commercial banking (including extension of credit) and other financial services to the Company and its affiliates for which they have received, and in the future may receive, compensation, including serving as counterparty to a Dutch trade finance facility of Nationale Borg, a subsidiary of the Company, and certain affiliates in December 2017. In addition, the DB Group may also provide investment banking, commercial banking (including extension of credit) and other financial services in the future to the Company, Parent, the Rollover Stockholders and their respective affiliates, and Stone Point and its affiliates and portfolio companies for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates, affiliates of the Rollover Stockholders and affiliates and portfolio companies of Stone Point for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.

Special Committee of the Board of Directors

AmTrust Financial Services, Inc.

June 6, 2018

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Special Meeting of Stockholders to be held on June 21, 2018

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar as proxy of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Thursday, June 21, 2018 at 10:00 a.m. (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

AMTRUST FINANCIAL SERVICES, INC.

June 21, 2018

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To adopt the Agreement and Plan of Merger, dated as of March 1, 2018, as amended by that certain amendment to the Agreement and Plan of Merger, dated June 6, 2018 (as amended, supplemented or otherwise modified from time to time), by and among Evergreen Parent, L.P., a Delaware limited partnership, Evergreen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and AmTrust Financial Services, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Amended Merger Agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to act upon such other business that may properly come before the special meeting and any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.